Exhibit 4.1

SUPPLEMENTAL INDENTURE

Dated as of June 27, 2025

Among

UNISYS CORPORATION,

and

COMPUTERSHARE TRUST COMPANY, N.A.,

as Trustee and as Collateral Trustee

6.875% SENIOR SECURED NOTES DUE 2027

This Supplemental Indenture (this “Supplemental Indenture”), dated as of June 27, 2025, among Unisys Corporation, a Delaware corporation (the “Company”), the Subsidiary Guarantors party hereto (together with their respective successors and assigns, the “Subsidiary Guarantors”), and Computershare Trust Company, N.A., as trustee (in such capacity, the “Trustee”) and as collateral trustee (in such capacity, the “Collateral Trustee”), under the Indenture (as defined herein). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture.

W I T N E S S E T H

WHEREAS, the Company, the Subsidiary Guarantors, the Collateral Trustee and the Trustee have heretofore executed and delivered to the Trustee an indenture dated as of October 29, 2020 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Indenture”), providing for the issuance of 6.875% Senior Secured Notes due 2027 (the “Notes”);

WHEREAS, Section 9.2 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at not less than a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), provided that an amendment that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, in each case without taking into consideration Notes then outstanding registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company;

WHEREAS, the Company has offered to purchase for cash any and all outstanding Notes (the “Tender Offer”) and has solicited consents (the “Consent Solicitation”) to make (i) certain amendments to the Indenture requiring the consent of the Holders of at not less than a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes) (the “Majority Amendments”) and (ii) certain amendments to release all of the Collateral from the Liens securing the Notes to the Indenture requiring the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding (the “Collateral Release Amendments” and, together with the Majority Amendments, the “Proposed Amendments”) (in each case of (i) and (ii), without taking into consideration Notes then outstanding registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company) pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement, dated June 11, 2025 (the “Solicitation Statement”);

WHEREAS, the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding have duly consented to the Majority Amendments to the Indenture in accordance with the terms thereof (including Section 9.2 thereof) (the “Majority Requisite Consents”);

WHEREAS, the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding have duly consented to the Collateral Release Amendments to the Indenture in accordance with the terms thereof (including Section 9.2 thereof) (together with the Majority Requisite Consents, the “Requisite Consents”);

WHEREAS, the Holders who have delivered such Requisite Consents to the Proposed Amendments have waived any rights to withdraw such consents pursuant to the Indenture;

WHEREAS, the Company has heretofore delivered, or is delivering contemporaneously herewith, to the Trustee (i) a copy of resolutions of the Board of Directors of the Company authorizing the execution of this Supplemental Indenture, (ii) evidence of the consent of Holders set forth in the immediately preceding paragraph and (iii) the Officers’ Certificate and the Opinion of Counsel described in Section 9.6 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

SECTION 1.1.             Amendments.

(I)	Subject to Section 2.2 hereof, the Indenture is hereby amended by:

a)              replacing in their entireties Sections 4.2, 4.3, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18 and 4.19 with: “[Reserved.]”;

b)              (x) replacing in its entirety Section 5.1(a)(3) of the Indenture with: “[Reserved];” and (y) replacing in its entirety Section 5.1(b) of the Indenture, with: “[Reserved].”;

c)              replacing Sections 6.1(3) and 6.1(6) – (11) with “[Reserved].”;

d)              Article XI of the Indenture is hereby deleted and is amended and restated in its entirety with the following:

“ARTICLE XI [RESERVED]”;

(II)	Proposed Amendments to the Indenture pursuant to this Supplemental Indenture shall also apply to the Notes.

(III)	Effective as of the date hereof, none of the Company, the Trustee, the Collateral Trustee or any other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under the Articles, Sections or Clauses referred to in Section 1.1(I) above and such Articles, Sections or Clauses shall not be considered in determining whether an Event or Default has occurred or whether the Company has observed, performed or complied with the provisions of the Indenture.

SECTION 1.2.           Release of Collateral.

a)          Subject to Section 2.2 hereof, the Liens on the Collateral under the Security Documents with respect to the Notes are hereby released. The Trustee and the Collateral Trustee shall execute any documents and/or termination statements reasonably requested by, and prepared by, the Company in order to release such Liens under the Security Documents on the Collateral. The Company and its designees are hereby authorized to file any lien releases, termination statements or similar documents as the Company determines are necessary or advisable to effect or reflect the release of Liens on the Collateral with respect to the Notes.

b)          Notwithstanding the execution and delivery of this Supplemental Indenture, the rights, privileges, and immunities of the Collateral Trustee shall survive pursuant to the terms of the Indenture and the Security Documents (as in effect immediately prior to the execution and delivery of this Supplemental Indenture).

SECTION 1.3.             Amendment of Definitions.

a)       Subject to Section 2.2 hereof, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments of the Indenture pursuant to Section 1.1 and 1.2 hereof.

SECTION 2.1.             Effect of Supplemental Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture, or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture.

SECTION 2.2.             Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon the execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the payment of the applicable consideration pursuant to the Tender Offer and Consent Solicitation, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactively to the date hereof if such payment shall not occur. This Supplemental Indenture shall not amend, modify or alter any provision of the Indenture that would require, pursuant to Section 9.2 of the Indenture, the consent of each affected Holder in order to make such amendment, modification of alternation.

SECTION 2.3.             Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES TO THIS SUPPLEMENTAL INDENTURE EACH HEREBY IRREVOCABLY SUBMITS TO THE NON- EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE NOTES, THE SUBSIDIARY GUARANTEES OR THIS SUPPLEMENTAL INDENTURE, AND ALL SUCH PARTIES HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT AND HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THAT THEY MAY LEGALLY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. EACH OF THE COMPANY, THE SUBSIDIARY GUARANTORS, THE TRUSTEE AND THE COLLATERAL TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 2.4.             Counterparts. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “executed,” “signed,” “signature,” “delivery” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 2.5.             Headings. The section headings herein are for convenience of reference only, and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 2.6.             No Representations by Trustee and Collateral Trustee. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

SECTION 2.7.             Separability Clause. In case any provision of this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

UNISYS CORPORATION, as Company

By:	/s/ Debra McCann
Name: Debra McCann
Title: Executive Vice President and Chief Financial Officer

UNISYS HOLDING CORPORATION, as Subsidiary Guarantor

By:	/s/ David L. Brown
Name: David L. Brown
Title: Vice President, Chief Accounting Officer and Corporate Controller

UNISYS NPL, INC., as Subsidiary Guarantor

By:	/s/ David L. Brown
Name: David L. Brown
Title: Vice President, Chief Accounting Officer and
Corporate Controller

UNISYS AP INVESTMENT COMPANY I, as Subsidiary Guarantor

By:	/s/ David L. Brown
Name: David L. Brown
Title: Vice President, Chief Accounting Officer and Corporate Controller

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Corey J. Dahlstrand
Name: Corey J. Dahlstrand
Title: Vice President

COMPUTERSHARE TRUST COMPANY, N.A., as Collateral Trustee

By:	/s/ Corey J. Dahlstrand
Name: Corey J. Dahlstrand
Title: Vice President